Exhibit (a)(5)(B)

Moatable, Inc. Announces Preliminary Results of its Fixed Price Tender Offer

PHOENIX, Oct. 1, 2025 /PRNewswire/ -- Moatable, Inc. (Pink Limited Market: MTBLY) (“Moatable,” the “Company” or “our”), a leading US-based SaaS company, announced today the preliminary results of its fixed price tender offer (the “Tender Offer”) to repurchase up to 225,000,000 Class A ordinary shares, par value $0.001 per share (“Class A Ordinary Shares”) (including Class A Ordinary Shares represented by American Depositary Shares (the “ADSs”) of the Company, with each ADS representing 45 Class A Ordinary Shares), at a price of $3.00/45 per Class A Ordinary Share (or $3.00 per ADS), net to the seller in cash, less any applicable withholding taxes, without interest, and with respect to ADSs, less a cash distribution fee of $0.05 per ADS accepted for purchase in the Tender Offer that will be paid to Citibank, N.A., the Company’s ADS depositary, using a combination of cash on hand and funds borrowed under  a new $9.75 million senior secured credit facility pursuant to that certain credit agreement, dated as of September 11, 2025, with PNC Bank, National Association, as lender. The Tender Offer expired at 12:00 midnight, New York City time, at the end of the day on September 30, 2025.

Based on the preliminary count by Citibank, N.A., the tender agent for the Tender Offer (the “Tender Agent”), and Maples Fund Services (Cayman) Limited, the transfer agent and registrar of the Company, a total of 85,065,660 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) were properly tendered and not properly withdrawn in the Tender Offer. In accordance with the terms and conditions of the Tender Offer, and based on the preliminary count by the Tender Agent, the Company expects to acquire 85,065,660 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) in the Tender Offer, for an aggregate cost of approximately $5,671,044, excluding all fees and expenses relating to the Tender Offer. The Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) to be acquired pursuant to the Tender Offer represent approximately 13.0% of the total number of our outstanding Class A Ordinary Shares and approximately 10.3% of our outstanding share capital.

The number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) to be purchased in the Tender Offer is preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Tender Agent and assumes proper delivery of all Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) tendered. The final number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) properly tendered and not properly withdrawn and the final number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) to be purchased will be announced following the completion by the Tender Agent of the confirmation process. Payment for the Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) accepted for purchase under the Tender Offer, and return of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) tendered and not purchased, will occur promptly thereafter.

Securityholders, banks and brokers who have any questions regarding the Tender Offer may contact the information agent, Georgeson LLC, by telephone at: (866) 585-6991 (toll-free) or in writing to: 51 West 52nd Street, 6th Floor, New York, NY 10019.

About Moatable Inc.

Moatable, Inc. (Pink Limited Market ink: MTBLY) operates two US-based SaaS businesses including Lofty and Trucker Path. Moatable's American Depositary Shares, each of which currently represents 45 Class A Ordinary Shares, trade on Pink Limited Market under the symbol “MTBLY”. For more news and information on Moatable, please visit Moatable.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding the Company’s ability to complete the Tender Offer and the expected final number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) to be purchased pursuant to the Tender Offer. Forward-looking statements may be identified by words such as “seek”, “believe”, “plan”, “estimate”, “anticipate”, “expect”, “intend”, “continue”, “outlook”, “may”, “will”, “should”, look forward” “could”, or “might”, and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect Moatable’s business and financial results include, but are not limited to, Moatable’s goals and strategies; Moatable’s future business development, financial condition and results of operations; Moatable’s expectations regarding demand for and market acceptance of its services; Moatable’s plans to enhance user experience, infrastructure and service offerings; the expenses and time that deregistration from the U.S. Securities and Exchange Commission (the “SEC”) may require, if Moatable decides to suspend its reporting obligations, and the impact thereof; and the impact of macroeconomic or geopolitical events. Further information regarding these and other risks is included in our most recent Annual Report on Form 10-K and other documents that may be filed with the SEC. All information provided in this press release is as of the date of this press release, and Moatable does not have any intent, and disclaims any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

For more information, please contact:

Investor Relations Department

Moatable, Inc.

Email: ir@moatable.com